Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources, Inc. Announces Adjournment of Annual Meeting

and Updated Slate of Directors for Election at the Annual Meeting

DALLAS, TEXAS, May 19, 2016…EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) today announced that, in order to provide shareholders with additional time to review and consider the below information, EXCO has adjourned the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) until 12:00 p.m., central time, on Monday, May 23, 2016 at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Based on being advised by EXCO that a sufficient number of votes will be “withheld” from their elections such that they would be required to tender their resignations pursuant to the Company’s corporate governance guidelines, each of Jeffrey D. Benjamin and Jeffrey S. Serota agreed, at the Company’s request, to refuse to stand for reelection as a director at EXCO’s 2016 Annual Meeting.

As a result, only five nominees will stand for election at the Annual Meeting and EXCO will only consider votes for the following director nominees:

1)	B. James Ford;

2)	Samuel A. Mitchell;

3)	Wilbur L. Ross, Jr.;

4)	Robert L. Stillwell; and

5)	C. John Wilder.

The record date for the Annual Meeting has not changed. EXCO shareholders who have already voted and who do not wish to change their vote do not need to recast their votes or take any action. EXCO shareholders who wish to submit or change their vote should review the voting procedures in EXCO’s proxy statement. EXCO shareholders who have questions concerning the Annual Meeting, how to vote their shares or how to change their vote should contact EXCO’s proxy solicitor, D.F. King & Co., Inc., toll-free at (866) 745-0270.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission (“SEC”) filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations, and strategic and financial alternatives and other business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: EXCO’s ability to implement or execute on any strategic or financial alternatives, adjust its capital structure, or increase its liquidity; the continued volatility of or depressed prices in the oil and gas markets; the estimates of reserves; commodity price changes; regulatory changes; and general economic conditions. These and other risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.